Exhibit 99.1

Royal Bancshares of Pennsylvania, Inc. Reports Third Quarter Profit

Balance Sheet Growth with Quality Loan Production Fuels Increase in Net Interest Margin and Earnings

BALA CYNWYD, PA - - (Marketwired –  October 21, 2015) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), is pleased  to report net income attributable to the Company of  $1.5 million, or $0.04 per diluted share, and $4.6 million, or $0.11 per diluted share, for the three and nine months ended September 30, 2015, respectively.  This is compared to net income of $1.4 million, or $0.05 per diluted share, and $4.3 million, or $0.15 per diluted share, for the three and nine months ended September 30, 2014, respectively.  Diluted earnings per share for 2015 were fully impacted by the issuance of approximately 16.7 million common shares during the third quarter of 2014 as a result of the private placement and shareholders’ rights offering, which increased average common shares outstanding.

Kevin Tylus, the Company's President and Chief Executive Officer, noted, "Loan and deposit growth, coupled with the continuing trend in improved credit quality, positively contributed to third quarter and 2015 year to date earnings.  Our financial performance is allowing us to expand the Royal Bank brand through our relationship based and private banking models.  Net loan growth in commercial, consumer, and leasing segments and more economical delivery channels, including a loan production office, is helping drive customer growth.  Our newly implemented public funds strategy is serving as a cost effective component of our multi-faceted deposit plan; helping us to meet the challenges community banks face to attract lower cost deposits.”

Highlights for the three and nine months ended September 30, 2015 included:

Balance Sheet Growth:

•	At September 30, 2015, total assets were $761.7 million and grew $34.5 million, or 4.7%, from $727.2 million at June 30, 2015. Total assets were $732.6 million at December 31, 2014.

•	Total loans were $471.2 million at September 30, 2015, an increase of $23.6 million, or 5.3%, from $447.6 million at June 30, 2015, and an increase of $56.1 million, or 13.5%, from $415.1 million at December 31, 2014. Current quarter increases were recognized in multiple loan portfolio segments.

•	Total deposits were $553.8 million at September 30, 2015, an increase of $22.3 million, or 4.2%, from $531.5 million at June 30, 2015, and an increase of $23.4 million, or 4.4%, from $530.4 million at December 31, 2014.

Asset Quality Trends:

•	The ratio of non-performing loans to total loans was 1.08%, 1.20%, and 2.36% at September 30, 2015, June 30, 2015, and December 31, 2014, respectively. Excluding tax liens, the ratio of non-performing loans to total loans was 0.84%, 0.99%, and 1.99% at September 30, 2015, June 30, 2015, and December 31, 2014, respectively.

•	Non-performing loans of $5.1 million at September 30, 2015 decreased $286,000, or 5.3%, from $5.4 million at June 30, 2015 and decreased $4.7 million, or 48.0%, from $9.8 million at December 31, 2014.

•	The decline in non-performing loans and the overall improvement in loan quality contributed to increases of $165,000 and $617,000 in the credit for loan and lease losses for the three and nine months ended September 30, 2015, respectively.

•	The ratio of non-performing assets to total assets was 1.83%, 2.19%, and 2.67% at September 30, 2015, June 30, 2015, and December 31, 2014, respectively. Excluding tax lien assets, the ratio of nonperforming assets to total assets was 0.57%, 0.67%, and 1.19% at September 30, 2015, June 30, 2015, and December 31, 2014, respectively.

•	Non-performing assets of $13.9 million at September 30, 2015 decreased $2.0 million, or 12.4%, from $15.9 million at June 30, 2015 and decreased $5.7 million, or 28.8%, from December 31, 2014. The purposeful downsizing of the tax lien business, which is not core to Royal Bank’s overall strategy, has seen a favorable reduction from a high of over $100 million in total tax lien assets in 2009 to approximately $16.0 million in total tax lien assets at September 30, 2015.

Income Statement and Other Highlights:

•	The return on average assets for the three and nine months ended September 30, 2015 increased to 0.82% and 0.84%, respectively, compared to 0.78% for the three and nine months ended September 30, 2014.

•	The return on average equity for the three and nine months ended September 30, 2015 was 9.24% and 9.45%, respectively, compared to 9.67% and 10.60% for the three and nine months ended September 30, 2014. The return on average equity for 2015 was impacted by the increase in average common equity as a result of the private placement and shareholders’ rights offering which closed in the third quarter of 2014.

•	At September 30, 2015, the Company’s Tier 1 leverage and Total Risk Based Capital ratios were 12.5% and 19.0%, respectively, compared to 11.9% and 19.2%, respectively, at December 31, 2014. The Common Equity Tier 1 ratio was 9.4% at September 30, 2015.

•	Net interest income increased $594,000, or 10.7%, from $5.6 million for the three months ended September 30, 2014 to $6.2 million for the three months ended September 30, 2015. Net interest income increased $670,000, or 4.0%, from $16.7 million for the nine months ended September 30, 2014 to $17.4 million for the nine months ended September 30, 2015. The growth in the quarterly and year to date net interest income was primarily related to an increase in interest income and the average yields earned on average interest-earning assets.

•	The net interest margin grew to 3.51% for the third quarter of 2015 compared to 3.25% for the comparable period in 2014 and was 3.39% for the nine months ended September 30, 2015 compared to 3.25% for the nine months ended September 30, 2014. The increase in net interest margin was directly related to an increase in the yield on average interest-earning assets.

•	Non-interest income for the quarter ended September 30, 2015 was $700,000 and decreased $504,000, or 41.9%, from $1.2 million for the quarter ended September 30, 2014. The quarterly decline in non-interest income was impacted by declines of $158,000 and $107,000 in net gains on the sale of investment securities and net gains on the sale of premises and equipment, respectively. Additionally, net gains on sales of loans and leases and net gains on sale of other real estate owned (“OREO”) decreased $80,000 and $50,000, respectively.

•	Non-interest income was $2.8 million for the nine months ended September 30, 2015 and 2014 and slightly increased $38,000 in the 2015 period. Net gains on the sale of investment securities and the sale of OREO grew $322,000 and $136,000, respectively, in 2015 as compared to the 2014 period. These increases were partially offset by declines of $223,000 and $107,000 in the net gains on sales of loans and leases and net gains on the sale of premises and equipment, respectively, when compared to the 2014 period. During 2015, the Company sold lower earning investment securities to fund the loan growth, which included selling the majority of the corporate bonds in the investment portfolio.

•	Non-interest expense was $5.4 million for the quarters ended September 30, 2015 and 2014. For the third quarter of 2015, professional and legal fees and the provision for unfunded loan commitments declined $190,000 and $82,000, respectively, and were offset by a $232,000 increase in OREO expenses and impairment. During the third quarter of 2015, the unfunded loan commitments related to construction loans declined $5.5 million due to construction advances on those commitments.

•	Non-interest expense for the nine months ended September 30, 2015 was $16.5 million and increased $749,000, or 4.8%, from $15.7 million for the nine months ended September 30, 2014. The increase for the nine month period ended September 30, 2015 was related to increases of $320,000, $347,000, and $277,000 in employee salaries and benefits, occupancy and equipment costs, and the provision for unfunded loan commitments due to the growth in such commitments. Partially offsetting these increases was a $237,000 decline in the FDIC and state assessments.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and thirteen branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2014.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, dollars in thousands, except per share data)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014
Interest income	$7,798	$7,191	$22,149	$21,551
Interest expense	1,636	1,623	4,798	4,870
Net Interest Income	6,162	5,568	17,351	16,681
Credit for loan and lease losses	(216)	(51)	(1,382)	(765)
Net interest income after credit for loan and lease losses	6,378	5,619	18,733	17,446
Non-interest income	700	1,204	2,830	2,792
Non-interest expense	5,365	5,375	16,477	15,728
Income before taxes	1,713	1,448	5,086	4,510
Income tax expense	-	-	-	-
Net Income	1,713	1,448	5,086	4,510
Less net income attributable to noncontrolling interest	179	25	500	212
Net Income Attributable to Royal Bancshares	$1,534	$1,423	$4,586	$4,298
Less Preferred stock Series A accumulated dividend and accretion	$434	$152	$1,287	$1,644
Net income to common shareholders	$1,100	$1,271	$3,299	$2,654
Income Per Common Share – Basic and Diluted	$0.04	$0.05	$0.11	$0.15

SELECTED PERFORMANCE RATIOS:

	For the three months		For the nine months
	ended September 30,		ended September 30,
	2015	2014	2015	2014
Return on Average Assets	0.82%	0.78%	0.84%	0.78%
Return on Average Equity	9.24%	9.67%	9.45%	10.60%
Average Equity to Average Assets	8.90%	8.06%	8.89%	7.40%
Book Value Per Share	$1.61	$1.45	$1.61	$1.45

	At September 30,	At December 31,
Capital ratios (US GAAP):	2015	2014
Company Tier 1 Leverage	12.5%	11.9%
Company Total Risk Based Capital	19.0%	19.2%
Company Common Equity Tier 1	9.4%	NA

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	At September 30, 2015	At December 31, 2014
Cash and cash equivalents	$24,217	$30,790
Investment securities, at fair value	230,344	250,368
Other investment, at cost	2,250	2,250
Federal Home Loan Bank stock	2,545	2,622
Loans and leases
Commercial real estate and multi-family	226,105	188,861
Construction and land development	38,864	45,662
Commercial and industrial	82,414	76,489
Residential real estate	54,025	42,992
Leases	61,954	51,583
Tax certificates	5,294	7,191
Consumer	2,560	2,354
Loans and leases	471,216	415,132
Allowance for loan and lease losses	(9,806)	(11,708)
Loans and leases, net	461,410	403,424
Bank owned life insurance	16,008	15,636
Other real estate owned, net	8,844	9,779
Premises and equipment, net	5,202	5,201
Accrued interest receivable	4,336	5,270
Other assets	6,578	7,213
Total Assets	$761,734	$732,553

Deposits	$553,764	$530,425
Borrowings	91,084	92,426
Other liabilities	23,543	21,322
Subordinated debentures	25,774	25,774
Royal Bancshares shareholders’ equity	67,093	62,219
Noncontrolling interest	476	387
Total Equity	67,569	62,606
Total Liabilities and Equity	$761,734	$732,553

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the three months ended			For the three months ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$18,184	$8	0.17%	$12,152	$6	0.20%
Investment securities	218,767	1,334	2.42%	280,579	1,734	2.45%
Loans	459,543	6,456	5.57%	386,308	5,451	5.60%
Total interest-earning assets	696,494	7,798	4.44%	679,039	7,191	4.20%
Non-interest earning assets	43,722			45,335
Total average assets	$740,216			$724,374
Interest-bearing deposits
NOW and money markets	$210,652	$182	0.34%	$207,731	$161	0.31%
Savings	32,589	35	0.43%	19,449	8	0.16%
Certificates of deposit	216,653	751	1.38%	225,679	731	1.29%
Total interest-bearing deposits	459,894	968	0.84%	452,859	900	0.79%
Borrowings	113,767	668	2.33%	123,743	723	2.32%
Total interest-bearing liabilities	573,661	1,636	1.13%	576,602	1,623	1.12%
Non-interest bearing deposits	79,791			66,251
Other liabilities	20,889			23,150
Shareholders' equity	65,875			58,371
Total average liabilities and equity	$740,216			$724,374
Net interest income		$6,162			$5,568
Net interest margin			3.51%			3.25%

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
NET INTEREST INCOME AND MARGIN
(Unaudited, in thousands, except percentages)

	For the nine months ended			For the nine months ended
	September 30, 2015			September 30, 2014
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
Cash and cash equivalents	$16,754	$21	0.17%	$8,964	$16	0.24%
Investment securities	230,361	4,250	2.47%	303,485	5,610	2.47%
Loans	437,188	17,878	5.47%	374,270	15,925	5.69%
Total interest-earning assets	684,303	22,149	4.33%	686,719	21,551	4.20%
Non-interest earning assets	45,214			46,165
Total average assets	$729,517			$732,884
Interest-bearing deposits
NOW and money markets	$205,646	$508	0.33%	$209,772	$494	0.31%
Savings	24,765	52	0.28%	18,620	24	0.17%
Time deposits	220,564	2,236	1.36%	230,688	2,194	1.27%
Total interest-bearing deposits	450,975	2,796	0.83%	459,080	2,712	0.79%
Borrowings	116,456	2,002	2.30%	130,452	2,158	2.21%
Total interest-bearing liabilities	567,431	4,798	1.13%	589,532	4,870	1.10%
Non-interest bearing deposits	75,563			64,832
Other liabilities	21,646			24,316
Shareholders' equity	64,877			54,204
Total average liabilities and equity	$729,517			$732,884
Net interest income		$17,351			$16,681
Net interest margin			3.39%			3.25%

ASSET QUALITY TRENDS
(Unaudited, in thousands, except percentages)

	At September 30, 2015	At June 30, 2015	At March 31, 2015	At December 31, 2014

Non-performing loans	$3,892	$4,371	$7,518	$8,113
Non-performing tax certificates	1,206	1,013	834	1,700
Total nonperforming loans	5,098	5,384	8,352	9,813

Other real estate owned-loans	388	356	328	349
Other real estate owned-tax certificates	8,456	10,175	10,213	9,430
Total other real estate owned	8,844	10,531	10,541	9,779
Total nonperforming assets	$13,942	$15,915	$18,893	$19,592

Ratio of non-performing loans to total loans	1.08%	1.20%	1.99%	2.36%
Ratio of non-performing assets to total assets	1.83%	2.19%	2.61%	2.67%
Ratio of allowance for loan and lease losses to total loans	2.08%	2.24%	2.60%	2.82%
Ratio of allowance for loan and lease losses to non-performing loans	192.35%	186.40%	130.47%	119.31%